Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Third Quarter 2024 Operating Results
SAN FRANCISCO, October 24, 2024 — The Federal Home Loan Bank of San Francisco (Bank) today announced its unaudited third quarter 2024 operating results. Net income for the third quarter of 2024 was $102 million, a decrease of $1 million compared with net income of $103 million for the third quarter of 2023.
“We continue to manage a solid balance sheet, strong liquidity position, and a steadfast commitment to investing in innovative and impactful programs that meet our public mission and expand affordable housing and economic opportunity throughout our district,” said Alanna McCargo, president and chief executive officer of the Bank. “In the third quarter of 2024, we awarded Access to Housing and Economic Assistance for Development (AHEAD) Program grants, which provided $7.3 million in funding to 84 organizations dedicated to capacity building, creating job opportunities, and servicing community needs across Arizona, California, and Nevada. Our Bank will continue to engage with stakeholders to find new ways to move the needle and deliver on our promise to drive new economic opportunities, close homeownership gaps, deliver invaluable technical assistance, and address housing affordability and economic development needs in our region.”
The $1 million decrease in net income relative to the prior-year period was primarily attributable to a decrease in net interest income of $25 million and an increase in other expense of $10 million, offset by an increase in other income/(loss) of $23 million and a change in the provision for/(reversal of) credit losses of $11 million.
–The $25 million decrease in net interest income was mainly attributable to lower average balances of advances and short-term investments and higher costs of consolidated obligation bonds and discount notes. The decrease was partially offset by lower average balances of consolidated obligation bonds and discount notes.
–The $10 million increase in other expense was primarily attributable to the Bank's increase in charitable "mission-oriented" contributions mainly to fund downpayment assistance grants to middle-income homebuyers (delivered by participating member financial institutions).
–The $23 million increase in other income/(loss) was primarily driven by an overall improvement in net fair values on the Bank's financial instruments carried at fair value, partially offset by a net decrease in fair value on interest rate swaps classified as economic hedges.
–The $11 million change in the provision for/(reversal of) credit losses was related to an improvement in the fair values of certain private label mortgage-backed securities.
At September 30, 2024, total assets were $83.3 billion, a decrease of $9.5 billion from $92.8 billion at December 31, 2023. The primary driver of reduced assets was a decline in advances, which decreased by $11.8 billion from $61.3 billion at December 31, 2023 to $49.5 billion at September 30, 2024, which was primarily related to maturities of advances totaling $9.7 billion acquired by nonmembers in connection with certain Bank member acquisitions. Investments at September 30, 2024 were $32.6 billion, a net increase of $2.3 billion from $30.3 billion at December 31, 2023, attributable to increases of $1.4 billion in U.S. Treasury securities, $525 million in mortgage-backed securities, and $381 million in short-term investments.
Community investments continue to be central to the philosophy, function, and operations at the Bank. Following approval by the Bank's board of directors in the third quarter of 2024, the Bank’s AHEAD Program awarded $7.3 million in economic development grants, an amount of funding that represents an increase of 82% over last year. Now in its 20th year, the AHEAD Program is designed to advance innovative, economic, and community development initiatives that empower underserved communities. The Bank's AHEAD Program has funded over $32 million in grants over the past two decades, delivered in partnership with member financial institutions.

As of September 30, 2024, the Bank exceeded all regulatory capital requirements. The Bank exceeded its 4.0% regulatory requirement with a regulatory capital ratio of 8.8% at September 30, 2024. The increase in the regulatory capital ratio from 8.0% at December 31, 2023 mainly resulted from the decrease in total assets during the first nine months of 2024. The Bank also exceeded its risk-based capital requirement of $1.1 billion with $7.3 billion in permanent capital. Total retained earnings increased to $4.4 billion at September 30, 2024, from $4.3 billion at December 31, 2023.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the third quarter of 2024 at an annualized rate of 8.75%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend rate that is equal to or greater than the current market rate for highly rated investments and that is sustainable under current and projected earnings while maintaining appropriate levels of capital. The quarterly dividend will total $65 million, and the Bank expects to pay the dividend on November 12, 2024.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sep 30, 2024	Dec 31, 2023
Total Assets	$83,270	$92,828
Advances	49,473	61,335
Mortgage Loans Held for Portfolio, Net	707	754
Investments, Net[1]	32,587	30,294
Consolidated Obligations:
Bonds	62,745	64,297
Discount Notes	11,005	19,187
Mandatorily Redeemable Capital Stock	465	706
Capital Stock – Class B – Putable	2,416	2,450
Retained Earnings	4,446	4,290
Accumulated Other Comprehensive Income/(Loss)	47	(72)
Total Capital	6,909	6,668

Selected Other Data at Period End	Sep 30, 2024	Dec 31, 2023
Regulatory Capital Ratio[2]	8.80%	8.02%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Net Interest Income	$146	$171	$432	$637
Provision for/(Reversal of) Credit Losses	(4)	7	(5)	7
Other Income/(Loss)	30	7	78	(15)
Other Expense	65	55	162	148
Affordable Housing Program Assessment	13	13	41	48
Net Income/(Loss)	$102	$103	$312	$419

	Three Months Ended		Nine Months Ended
Selected Other Data for the Period	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Net Interest Margin[3]	0.70%	0.68%	0.68%	0.70%
Return on Average Assets	0.48	0.41	0.49	0.46
Return on Average Equity	5.88	6.17	6.15	7.69
Annualized Dividend Rate[4]	8.75	7.75	8.75	7.26
Average Equity to Average Assets Ratio	8.21	6.63	7.91	5.99

1.    Investments consist of federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2024, and December 31, 2023, was $7.3 billion and $7.4 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividends are declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Report on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses; future operating results; the withdrawal of one or more large members; high inflation and interest rates that may adversely affect our members and their customers; and our ability to pay a quarterly dividend rate that is equal to or greater than similar current rates for highly rated investments. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Tom Flannigan, (415) 616-2695
flannigt@fhlbsf.com